Exhibit 99

CyberOptics Reports Impact of Weak Market Conditions on 2019 Revenue Outlook

Revises 2019 Second Quarter Revenue Guidance

Minneapolis, MN—July 2, 2019—CyberOptics Corporation (Nasdaq CYBE) today announced that its second quarter and full-year 2019 operating results will be materially affected by the cyclical, industry-wide slowdown in demand for SMT and semiconductor capital equipment and continued uncertainty in the global trade environment.

Orders for SMT and semiconductor products started to weaken during the second quarter. Despite strong year-over-year sales of 3D MRS-enabled SQ3000 AOI inspection systems, CyberOptics is now forecasting sales of $15.0-$15.2 million for the second quarter ending June 30, which would be at the low end of its previously-issued guidance of $15.0-$16.5 million for this period. Second quarter operating results will include sales of $1.1 million for MX600 memory module inspection systems.

The impact of weakness in the SMT and semiconductor markets is causing CyberOptics to forecast sales of $12.0 to $13.5 million for the quarter ending September 30, 2019. The company said it expects sluggish market conditions to persist in the fourth quarter of 2019 before strengthening in early 2020.

CyberOptics will issue its second quarter earnings release on Wednesday, July 24, and a conference call with investors will be held that day at 4:30 PM Eastern.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used in SMT, semiconductor and metrology markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 3D CMM system, products for semiconductor mid-end and advanced packaging inspection applications and CyberGage360 product; costly and time consuming litigation with third parties related to intellectual property infringement; and other factors set forth in the company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Carla Furanna, Head of Global Marketing

952-820-5837